Exhibit 99.1

Press Release

INTERACTIVE DATA TO ACQUIRE ONLINE FINANCIAL

SOLUTIONS ASSETS FROM DOW JONES & COMPANY

Acquisition Will Further Expand the

Company’s Web-Based Solutions Business

BEDFORD, Mass – November 24, 2009 –Interactive Data Corporation (NYSE: IDC), a leading provider of financial market data, analytics and related solutions, today announced it has signed an agreement to acquire the data and tools assets of Dow Jones & Company, Inc.’s Online Financial Solutions (“OFS”) business. The transaction is expected to be completed within the next several weeks, contingent upon customary closing conditions.

The OFS data and tools are used to develop and host Web-based solutions, including news, market data, research and advanced charting, portfolio management and alerting capabilities, for approximately 200 financial institutions, active investor services, and media Web portals. These OFS assets were formerly part of MarketWatch Licensing Services prior to the acquisition of MarketWatch, Inc. by Dow Jones in 2005. Dow Jones will retain its news business and enter into a non-exclusive redistribution agreement with Interactive Data to sell MarketWatch news to new and existing customers in the OFS market.

Interactive Data plans to integrate the acquired OFS assets into its U.S. Managed Solutions group, which is part of Interactive Data Real-Time Services. The Company expects to retain a number of employees currently affiliated with the OFS business, which has operations in Minneapolis, New York City and San Francisco. As part of the plans to migrate the OFS customers into Interactive Data’s technical infrastructure, Interactive Data and Dow Jones have entered into a transition services agreement for hosting and other related services for up to two years.

Interactive Data is a leading global provider of customizable, Web-based hosted solutions through its Managed Solutions group. More than 470 customers worldwide utilize the Company’s Web-based solutions to help address the information needs of their clients and internal users, differentiate their offerings, optimize workflows and reduce operating and capital costs. Acquiring the data and tools assets of the OFS business will substantially expand Interactive Data’s growing Web-based solutions business in North America. This acquisition will also create opportunities for Interactive Data to expand OFS’s existing relationships with major U.S.-based financial institutions by offering them a broader range of sophisticated Web-based offerings, real-time market data services and other desktop solutions.

“We believe that acquiring these OFS assets will further accelerate the progress we’ve made over the past several years to rapidly grow our Web-based solutions business in North America,” stated Ray D’Arcy, Interactive Data’s president and chief executive officer. “We see attractive opportunities for us to further expand OFS’s business with its institutional customers by offering them a much broader range of services and solutions. In addition, this acquisition will bring us valuable development and support resources that can help us further scale this part of our business.”

Assuming the transaction closes within the next several weeks, Interactive Data anticipates that the transaction will be cash flow positive and earnings neutral in 2009 and 2010, and, through a combination of planned revenue growth and operational synergies, accretive to earnings by 2011.

Interactive Data Corporation Forward-looking and Cautionary Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Federal securities laws, and is subject to the safe-harbor created by such Act and laws. Forward-looking statements include our statements discussing future financial conditions, results or projections, including statements relating to (i) the anticipated impact of the OFS acquisition on our business, including any impact on our earnings and cash flow, (ii) the anticipated timing of the closing, (iii) our plans to broaden the OFS customer relationships by marketing additional products and services to OFS customers, (iv) our plans to migrate OFS into the Interactive Data Managed Solutions technical infrastructure, and (v) our plans to combine OFS and Interactive Data Managed Solutions to achieve operational synergies and revenue growth, including the acquisition being accretive to earnings by 2011. These statements are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include: the acquisition may not close on a timely basis or at all; we may not be successful in our efforts to integrate the OFS assets into our business, including that we may not be able to obtain the consent of all OFS customers to the assignment of their OFS contacts by the Seller to us; and we may not be able to retain key employees of OFS. Other factors include, but are not limited to: (i) the presence of competitors with greater financial resources than ours and their strategic response to our services and products; (ii) a possible decline in activity levels in the global securities markets; (iii) new offerings by competitors or new technologies that could cause our products or services to become less competitive or obsolete; and (iv) other factors identified in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission. We undertake no obligation to update these forward-looking statements.

About Interactive Data Corporation

Interactive Data Corporation (NYSE: IDC) is a leading global provider of financial market data, analytics and related solutions to financial institutions, active traders and individual investors. The Company’s businesses supply real-time market data, time-sensitive pricing, evaluations and reference data for millions of securities traded around the world, including hard-to-value instruments. Many of the world’s best-known financial service and software companies subscribe to the Company’s services in support of their trading, analysis, portfolio management and valuation activities. Interactive Data, headquartered in Bedford, Mass., has approximately 2,400 employees in offices located throughout North America, Europe, Asia and Australia. Pearson plc (NYSE: PSO; LSE: PSON), an international media company, whose businesses include the Financial Times Group, Pearson Education, and the Penguin Group, is Interactive Data Corporation’s majority stockholder.

Interactive Data’s Managed Solutions business is a leading provider and operator of customized financial information systems. The group builds and manages Web-based financial market data portals and terminals for a range of organizations worldwide, from retail and investment banks to asset managers, online brokers, stock exchanges and media portals. By aggregating a broad set of financial data and client-proprietary content and offering visually stunning features such as charts, sophisticated search functions, decision-support tools and analytics, these intuitive applications can help customers optimize their business processes and realize efficiencies. This group is managed as part of the Interactive Data’s Real-Time Services business, which provides a comprehensive suite of offerings that includes PlusFeed SM, a consolidated, low-latency digital datafeed.

For more information about Interactive Data Corporation and its businesses, please visit www.interactivedata.com.

For further information, please contact:

Investors

Andrew Kramer

Tel: +1 781-687-8306

Email: andrew.kramer@interactivedata.com

Media

Sue Mitchell (European media)

Tel: +44 (0)20 7825 8076

Email: sue.mitchell@interactivedata.com

John Coffey (U.S. media)

Tel: +1 781-687-8148

Email: john.coffey@interactivedata.com

3